Exhibit 99.1

KPMG LLP
Suite 1500	Telephone	801 333 8000
15 West South Temple	Fax	801 237 1552
Salt Lake City, UT 84101-9901	Internet	www.us.kpmg.com

March 31, 2006

Ms. Kristine Hughes, Chairman, Board of Directors
Nature’s Sunshine Products, Inc.
75 East 1700 South
Provo, Utah 84606

Mr. Larry Deppe, Chairman, Audit Committee
Nature’s Sunshine Products, Inc.
75 East 1700 South
Provo, Utah 84606

Dear Ms. Hughes and Mr. Deppe:

Pursuant to Section 10A of the Securities Exchange Act of 1934 (Section 10A), KPMG LLP (KPMG) has determined that the board of directors and the Audit Committee of Nature’s Sunshine Products, Inc. (the Company) have been adequately informed with respect to likely illegal acts that have come to the attention of KPMG during the course of its audit of the Company’s financial statements for each of the years in the three-year period ended December 31, 2005 (the Illegal Acts). As you know these Illegal Acts have also been the subject of special investigations conducted by a Special Committee appointed by the Company.

KPMG has also concluded, pursuant to Section 10A(b)(2), that these Illegal Acts appear to have had a material effect on the financial statements of the Company. KPMG has further concluded that the Company has not taken timely and appropriate remedial actions with respect to the Illegal Acts. The Company has failed to terminate its Chief Executive Officer as an employee of the Company even though electronic evidence indicates that he made misrepresentations to KPMG on at least two occasions, and had approved a payment in violation of the Foreign Corrupt Practice Act. The Company has failed to remove the former Chair of its Audit Committee from the Committee and the board of directors even though he was found to have known of the misrepresentations, understood that they “could be considered material from an auditing standpoint and could pose a significant problem to our company,” and failed to bring the matter to the attention of the auditors or correct the misrepresentations. KPMG has concluded that the Company’s failure to take such timely and appropriate remedial actions warrants KPMG’s resignation as the Company’s independent auditors. Accordingly, effective immediately, KPMG resigns as the Company’s independent auditors.

Section 10A requires the Company to inform the Securities and Exchange Commission (the Commission) by notice not later than one business day after the receipt of this report that the Board has received this report by KPMG. Section 10A further requires that the Company furnish to KPMG a copy of the notice to the Commission.

Ms. Kristine Hughes, Chairman, Board of Directors

Mr. Larry Deppe, Chairman, Audit Committee

Nature’s Sunshine Products, Inc.

March 31, 2006

Please furnish us with a copy of the Company’s notice to the Commission of the Company’s receipt of this letter by the close of business on Monday, April 3, 2006.

Very truly yours,

KPMG LLP

S. Craig Omer, Managing Partner

cc:           Mr. Justin P. Klein, Ballard Spahr Andrews & Ingersoll LLP
                Mr. Jay Dubow, Wolf Block LLP